Exhibit 5.1

ATTORNEYS AT LAW 100 NORTH TAMPA STREET, SUITE 2700 TAMPA, FL 33602-5810 P.O. BOX 3391 TAMPA, FL 33601-3391 813.229.2300 TEL 813.221.4210 FAX WWW.FOLEY.COM CLIENT/MATTER NUMBER 107787-0108

June 17, 2015

 Rock Creek Pharmaceuticals, Inc.

2040 Whitfield Avenue, Suite 300

Sarasota, Florida 34243

Ladies and Gentlemen:

We have acted as securities counsel for Rock Creek Pharmaceuticals, Inc., a Delaware corporation (the “Company”), in connection with the sale by the Company of up to 1,644,500 shares (the “Shares”) of common stock, $0.0001 par value per share, of the Company (“Common Stock”), warrants to purchase up to an aggregate of 1,233,375 shares of Common Stock (the “Warrants”) and shares of Common Stock issuable upon exercise of the Warrants (the “Warrant Shares” and, together with the Warrants and the Shares, the “Securities”) pursuant to the Registration Statement on Form S-3, Registration No. 333-200964, filed by the Company with the Securities and Exchange Commission (the “Commission”) and declared effective on February 6, 2015 (the “Registration Statement”). The prospectus included within the Registration Statement is hereinafter referred to as the “Base Prospectus.” The prospectus supplement dated June 16, 2015, in the form filed with the Commission under Rule 424(b) promulgated under the Securities Act of 1933, as amended, is hereinafter referred to as the “Prospectus Supplement.” The Shares and the Warrants are to be sold to five institutional investors pursuant to a Securities Purchase Agreement dated June 16, 2015 (the “Purchase Agreement”).

As counsel to the Company in connection with the proposed potential issuance and sale of the above-referenced Securities, we have examined: (i) the Company’s Certificate of Incorporation and Bylaws, each as amended to date; (ii) certain resolutions of the Board of Directors and a Special Offering Committee of the Board of Directors of the Company relating to the sale of the Securities; (iii) the Purchase Agreement and (iv) such other proceedings, documents and records as we have deemed necessary to enable us to render this opinion. In all such examinations, we have assumed the genuineness of all signatures, the authenticity of all documents, certificates and instruments submitted to us as originals and the conformity with the originals of all documents submitted to us as copies. We have also assumed that any certificates representing the Shares or the Warrant Shares conform to the Specimen Common Stock Certificate filed as Exhibit 4.1 to the Registration Statement. We have, among other things, relied upon certificates of public officials and, as to various factual matters, certificates of officers of the Company.

Our opinions expressed herein are subject to the following qualifications and exceptions: (i) the effect of bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws relating to or affecting the rights of creditors generally, including, without limitation, laws relating to fraudulent transfers or conveyances, preferences and equitable subordination; and (ii) the effect of general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether considered in a proceeding in equity or at law).

Boston	JACKSONVILLE	MILWAUKEE	SAN DIEGO	TALLAHASSEE
Brussels	LOS ANGELES	NEW YORK	SAN FRANCISCO	TAMPA
CHICAGO	MADISON	ORLANDO	SHANGHAI	TOKYO
Detroit	MIAMI	SACRAMENTO	SILICON VALLEY	WASHINGTON, D.C.

June 17, 2015

Based upon the foregoing, we are of the opinion that:

1.  The Shares, when issued and sold in accordance with the terms and conditions of the Purchase Agreement, will be validly issued, fully paid and nonassessable.

2.  The Warrants, when issued and sold in accordance with the terms and conditions of the Purchase Agreement and duly executed and delivered by the Company to the purchasers thereof against payment therefor, will constitute valid and legally binding obligations of the Company, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, arrangement, moratorium and other similar laws related to or affecting creditors’ rights and to general equity principles.

3.  The Warrant Shares, when issued and paid for upon the exercise of the Warrants, and in accordance with the provisions thereof, will be validly issued, fully paid and nonassessable.

It is understood that this opinion is to be used only in connection with the offer, sale and issuance of the Securities while the Registration Statement is in effect.

We hereby consent to the use of this opinion as an exhibit to the Company’s Current Report on Form 8-K dated June 17, 2015, which is incorporated by reference in the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus Supplement. In giving this consent, we do not admit that we are “experts” within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required by Section 7 of the Securities Act.

The opinions set forth in this letter are limited solely to the Delaware General Corporation Law and, as to the Warrants constituting valid and legally binding obligations of the Company, with respect to the laws of the State of New York, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or any other laws, or as to any matters of municipal law or the laws of any local agencies within any state.

Very truly yours,

/s/ Foley & Lardner LLP

Foley & Lardner LLP